UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549


                                     SCHEDULE 13G


                      Under the Securities Exchange Act of 1934


                                  (Amendment No. )*


                          International Aluminum Corporation
     _________________________________________________________________
                                   (Name of Issuer)

                                       Common
     _________________________________________________________________
                            (Title of Class of Securities)

                                       45888410
                          __________________________________
                                    (CUSIP Number)



     Check the following box if a fee is being paid with this statement /X_/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




     SEC 1745 (2/92)              Page 1 of 5 Pages
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     CUSIP No. 45888410                  13G               Page  2  of  5  Pages

      1)      NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                               Mitchell Hutchins Institutional Investors Inc.
                                                        13-3180862

      2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) /__/
                                                                        (b) /__/
      3)      SEC USE ONLY


      4)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                                        Delaware

                                       5)       SOLE VOTING POWER

      NUMBER OF                                         0

       SHARES                          6)       SHARED VOTING POWER

     BENEFICIALLY                                       387,500

       OWNED BY                        7)      SOLE DISPOSITIVE POWER

        EACH                                            0

      REPORTING                        8)      SHARED DISPOSITIVE POWER

       PERSON                                           387,500

        WITH

      9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        387,500

     10)      CHECK  BOX IF  THE AGGREGATE  AMOUNT IN  ROW (9)  EXCLUDES CERTAIN
              SHARES*

     11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        9.15

     12)      TYPE OF REPORTING PERSON*

                                                        IA

                         *SEE INSTRUCTION BEFORE FILLING OUT!
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                                                           Page  3  of  5  Pages

     Item 1.          (a)      Name of Issuer:

                               International Aluminum Corporation

                               Address of Issuer's Principal Executive Offices:

                               767 Monterey Pass Road
                               Monterey Park, CA  91754

     Item 2.          (a)      Name of Person Filing:

                               Mitchell Hutchins Institutional Investors Inc.

                      (b)      Address of Principal Business Office:

                               1285 Avenue of the Americas
                               New York, NY  10019

                      (c)      Citizenship:                             Delaware

                      (d)      Title of Class of Securities:              Common

                      (e)      CUSIP Number:                            45888410


     Item 3.          Type of Reporting Person:

                      (a)      (  )    Broker   or   Dealer   registered   under
                                       Section 15 of the Act

                      (b)      (  )    Bank as defined in Section 3(a)(6)of  the
                                       Act

                      (c)      (  )    Insurance  Company as  defined in Section
                                       3(a)(19) of the Act

                      (d)      (  )    Investment   Company   registered   under
                                       Section 8 of the Investment Company Act

                      (e)      (XX)    Investment   Adviser   Registered   under
                                       Section  203  of the  Investment Advisers
                                       Act of 1940
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                                                           Page  4  of  5  Pages

                      (f)      (  )    Employee  Benefit   Plan,  Pension   Fund
                                       which  is  subject to  the  provisions of
                                       the Employee  Retirement Income  Security
                                       Act  of  1974  or  Endowment  Fund;   see
                                       Section 240.13d-1(b)(1)(ii)(F)

                      (g)      (  )    Parent  Holding  Company,  in  accordance
                                       with  Section  240.13d-1(b)(ii)(G) (Note:
                                       See Item 7)

                      (h)      (  )    Group,   in   accordance   with   Section
                                       240.13d-1(b)(1)(ii)(H)

     Item 4.          Ownership:

                      (a)      Amount Beneficially Owned:                387,500


                      (b)      Percent of Class:                            9.15

                      (c)      Number of Shares as to which such person has:
                               (i)     Sole Power to vote or to direct
                                       the vote:                               0

                               (ii)    Shared Power to vote or to direct
                                       the vote:                         387,500


                               (iii)   Sole Power to dispose or to direct
                                       the disposition of:                     0

                               (iv)    Shared Power to dispose or to
                                       direct the disposition of:        387,500


     Item 5.          Ownership of Five Percent or Less of a Class:

                      N/A

     Item 6.          Ownership of More than Five Percent on Behalf of Another:

                      N/A
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                                                           Page  5  of  5  Pages

     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                      N/A

     Item 8.          Identification  and  Classification  of  Members  of   the
                      Group:

                      N/A

     Item 9.          Notice of Dissolution of Group:

                      N/A

     Item 10.         Certification:

                      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                      Signature:

                      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               /s/ William R. Cavell
                      By: ____________________________
                               William R. Cavell
                               Legal Department

                      Date:  February 13, 1995
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